Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

May 1, 2020

SCYNEXIS, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation, (the “Company”) in connection with the sale by the Company of $10,000,000 principal amount of the Company’s 6.0% Senior Convertible Notes due 2026 (the “Notes”) pursuant to a Senior Convertible Note Purchase Agreement dated April 9, 2020 (the “Purchase Agreement”). The Notes are initially convertible into up to 19,386,000 shares of the common stock, par value $0.001 per share (“Common Stock”), of the Company. The shares of Common Stock into which the Notes are convertible are referred to as the “Conversion Shares”. The resale of the Conversion Shares is being registered pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) that is to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and relied upon our review of the Registration Statement and related prospectus, the form of Note included in the Purchase Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and is based on the laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We express no opinion to the extent that, notwithstanding its current reservation of shares of the Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company (including the Notes) cause the Notes to be convertible into more shares of the Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com